Exhibit 10.1

February 24, 2025

Casey Heller

[**************************]

[****************]

[*******************]

Dear Casey:

We are thrilled to present you with the following letter outlining an offer to of promotion to the role of Chief Financial Officer of Definitive Healthcare, LLC, a Massachusetts limited liability company (the “Company”) and its parent company, Definitive Healthcare Corp., a Delaware corporation (“Parent”, and together with the Company, the “Company Group” or “Definitive Healthcare”). The effective date of your promotion will be June 2, 2025 (the “Start Date”). In this role, you will continue to be a hybrid employee based out of our Framingham, Massachusetts headquarters.

This role is considered exempt, and effective on the Start Date, your compensation package will comprise the following:

1)
Your initial annual base salary will be $375,000, paid according to Definitive Healthcare’s bi-weekly payroll practices.
2)
You will be eligible to participate in the annual corporate bonus plan for executives for the 2025 fiscal year with a target of 60% of your base salary. While the plan is subject to change, details of the current plan are outlined in the Corporate Bonus Program document which has been provided to you. The bonus will be pro-rated based on the amount of time worked in the role, and applicable base salary and target bonus opportunity, during the applicable period.
3)
Subject to the approval of the Section 16b Sub-Committee of the Human Capital Management and Compensation Committee, or independent members of the Board of Directors of Parent (as applicable, the “Approving Body”):
a.
You will receive, on or promptly following the Start Date, an award of Restricted Stock Units (“RSUs”) with respect to shares of Parent’s Class A common stock (“Common Stock”) with an aggregate estimated value of $1,500,000 (the “Initial Promotion RSUs”). The actual number of RSUs subject to the Initial Promotion RSUs will be determined by dividing such estimated value by the average closing price of a share of Common Stock for the thirty (30) trading days preceding (but not including) the Start Date, rounded up to the nearest whole share. The Initial Promotion RSUs will vest over two years with the first vest of 50% occurring on the first of the month on which the 1-year anniversary of the Start Date falls (i.e., June 1, 2026), with the remaining shares vesting quarterly in approximately equal installments thereafter; and

b.
In addition to the Initial Promotion RSUs, you will receive, on the later of (a) the date on which 2025 annual equity awards are granted to other similarly situated executives; and (b) a date that is on or promptly following the Start Date, annual executive equity awards with an aggregate estimated value of $2,250,000 (the “Initial Annual Awards”). The value of the Initial Annual Awards will be allocated 65%, or $1,462,500 to time-based RSUs (the “Annual RSUs”) and 35%, or $787,500 to performance-based restricted stock units (the “Annual PSUs”). The actual number of shares subject to the Initial Annual Awards will be determined by dividing such estimated value by the average closing price of a share of Common Stock for the thirty (30) trading days preceding (but not including) the date of grant, rounded up to the nearest whole share. The Annual RSUs will vest over four years on the same terms as similarly situated executive officers (i.e., 1 year cliff with quarterly vesting thereafter). The Annual PSUs will be subject to the terms of 2025 annual performance-based equity awards established by the Approving Body for issuance to other similarly-situated executive officers of the Company.

Each of the Initial Promotion RSUs and Initial Annual Awards shall be governed by the terms and conditions of Parent’s 2021 Equity Incentive Plan, and the relevant award agreements thereunder.

4)
Following 2025, you will be eligible to participate in our annual executive equity grant program subject to CEO and Approving Body approval.

5)
Subject to commencement of your Start Date and approval by the Approving Body, you will be eligible to participate in the (a) Definitive Healthcare Corp. Severance Plan for Executives (the “Executive Severance Plan”); and (b) Definitive Healthcare Corp. Change in Control Severance Plan for Executives (the “CiC Executive Severance Plan,” and together with the Executive Severance Plan, the “Severance Plans”). Notwithstanding the foregoing or anything to the contrary set forth in the Severance Plans, the terms of the Severance Plans will be modified with respect to you as set forth below. Except as expressly set forth below, the terms and conditions of the Severance Plans will remain unaltered and in full force and effect.
a.
Section 2.1(a) of the Executive Severance Plan shall be disregarded for you. In other words, in the event of a Qualifying Termination (as defined in the Executive Severance Plan) you will be entitled to the treatment set forth in Section 2.1(b) of the Executive Severance Plan regardless of the amount of time between your original date of hire and your Separation Date (as defined in the Executive Severance Plan);
b.
Solely with respect to you,
i.
the definition of “Qualifying Termination” within each of the CiC Executive Severance Plan and Executive Severance Plan shall read as follows:
1.
“‘Qualifying Termination’ means a termination of an Eligible Employee’s employment by the Company without Cause or by the Eligible Employee for Good Reason, excluding a termination as a result of the Eligible Employee’s death or Disability;”

ii.
subject to the other terms and conditions set forth in the Executive Severance Plan (other than, for the avoidance of doubt, Section 2.1(a) which is modified for you as set forth above) all references in Section 2.1(b) of the Executive Severance Plan to “nine (9) months” shall instead be read to reference “twelve (12) months”;
iii.
Section 2.1(b)(ii) of the Executive Severance Plan shall be read to say:
1.
“a lump sum payment equal to (A) any unpaid amount of the annual bonus for the immediately preceding calendar year that the Eligible Employee would have earned in accordance with the executive bonus plan had the employment termination not occurred, plus (B) an amount equal to the Eligible Employee’s Annual Target Bonus for the calendar year in which the Separation Date occurs, payable in a lump sum on the first administratively feasible payroll date following the Separation Date.”
iv.
Section 2.1(b) of the CiC Executive Severance Plan shall be read to say:
1.
“a lump sum payment equal to (A) any unpaid amount of the annual bonus for the immediately preceding calendar year that the Eligible Employee would have earned in accordance with the executive bonus plan had the employment termination not occurred, plus (B) an amount equal to the Eligible Employee’s Annual Target Bonus for the calendar year in which the Separation Date occurs, payable in a lump sum on the first administratively feasible payroll date following the Payment Trigger.”
6)
For the purposes of this letter agreement and the severance-related provisions referenced in Section 5) above:
a.
“Cause” shall mean with respect to you: (i) commission of, or pleading guilty or no contest to, a felony, or any crime involving moral turpitude (other than minor traffic violations); (ii) any unlawful act which is materially injurious or materially detrimental to the reputation or financial interests of any of the Company Group or its affiliates; (iii) theft of property of any of the Company Group or its affiliates or willful falsification of documents of any of the Company Group or its affiliates or willful dishonesty in their preparation; (iv) material breach of any material provision of any agreement with any of the Company Group or its affiliates, or any breach of any non-competition, non-solicitation or confidentiality provisions, or any other similar restrictive covenants to which the you are or may become a party with any of the Company Group or its affiliates; or (v) refusal to perform, or repeated failure to undertake good faith efforts to perform, the duties or responsibilities reasonably assigned to you by the CEO or the Board, which duties or responsibilities are consistent with the scope and nature of your position. To the extent any purported grounds set forth in this definition of Cause can be cured (including, without limitation, those set forth in clauses (iv) or (v)), Parent shall provide written notice to you identifying such grounds and you shall have thirty (30) calendar days to cure such grounds. “Willful” for these purposes shall mean your act or omission in bad faith or without the reasonable belief that such act or omission was in the best interests of the Company Group.

Failure to attain performance goals or financial objectives shall not in and of itself constitute Cause; and
b.
“Good Reason” shall mean (i) a material diminution (of 10% or more) of your base salary or target bonus (i.e., the size of the target annual bonus that you have the opportunity to earn) unless you consent to such reduction; (ii) any material breach by the Company Group of any material written agreement between you and the Company Group; (iii) a relocation of the your principal place of employment of more than thirty (30) miles; (iv) a material diminution of your duties, title, authority or responsibilities other than those duties, titles, authority or responsibilities that are by their nature, or specifically identified as, temporary; or (v) the failure of the Company Group to obtain the assumption in writing of its obligations to fully perform this letter agreement by any successor to all or substantially all of the of the assets of the Company Group (or the relevant employing entity within the Company Group, as applicable) within 15 days after request by you following a merger, consolidation, sale or similar transaction, provided that no condition set forth in the preceding will be deemed Good Reason if the Company Group cures the condition(s) giving rise to Good Reason within 30 days from the date on which you notify the Company, in writing, of such condition(s).
7)
In connection with your initial employment with the Company, you received a one-time cash bonus of $250,000 (the “Original Signing Bonus”) in the final payroll period of February 2024. The conditions of the Original Signing Bonus are restated here for clarity and include the requirement that, in the event that your employment with the Company ends prior to the two-year anniversary of your original employment start date with the Company, then you will be required to repay a pro-rata portion of the Original Signing Bonus based on your time with the Company. Similarly, in connection with your initial employment with the Company, you had a right to be reimbursed for up to $100,000 in documented relocation costs if you were to relocate to within 30 miles of the Company’s Framingham headquarters (the “Original Relocation Coverage”). The conditions of the Original Relocation Bonus are restated here for clarity and include the requirement that, in the event that your employment with the Company ends prior to the two-year anniversary of payment of the Original Relocation Coverage amount, that you shall be required to repay a pro-rata portion of the Original Relocation Coverage amount received based on your time with the Company from the date of such payment until your last day of service with the Company. Notwithstanding the foregoing, if your employment is terminated by the Company Group without “Cause” during such two-year period, you shall not be required repay any portion of the Original Relocation Coverage.
8)
The Company or Parent shall, upon presentation of an invoice to the Company, pay Davis & Gilbert LLP directly up to a maximum of $10,000 for legal fees incurred in connection with negotiation of this letter agreement, provided that, any such payment shall be made on or before March 15 of the calendar year immediately following the Start Date.
9)
Definitive Healthcare supports employee health and wellbeing. Upon starting as a full-time employee, you will be eligible to participate in the company sponsored health insurance plan, and other insurance benefit programs offered to employees of the Company to the extent that you are eligible to participate based on plan criteria. Please follow this link to view our 2025 Benefits Summary.

10)
You will be eligible to participate in the company’s 401(k) plan upon completion of 60 days of service. The company will match your contribution as follows: the first 3% contribution at 100% and an additional 2% at 50%, for a total of 4% company contribution based on a 5% contribution from employee.
11)
To help foster a culture of personal responsibility and mutual trust, Definitive Healthcare provides an unlimited paid time off (“PTO”) policy for all US-based, full-time employees. It is our sincere hope that our PTO policy provides our employees with the freedom and flexibility required to balance work and personal lives. PTO should be used for planned vacations, sick leave, and for bereavement, religious observances, or other personal or family needs.
12)
In addition, you will be entitled to participate in all other benefits provided to other employees of the Company to the extent that any applicable plan criteria make you eligible to participate.
13)
You will also be entitled to substantially the same number of holidays and other benefits as are generally allowed to other employees of the Company in accordance with the Company policy handbook.

Promptly following your Start Date you will be required to acknowledge and agree to the Company’s policies applicable to similarly-situated executives, including the Definitive Healthcare Corp. Incentive Compensation Recoupment Policy and minimum stockholding guidelines applicable to executive officers. You also affirm and acknowledge your agreement to the terms and conditions of employment already applicable to you that were entered into or agreed to in connection with your initial employment with the Company including, among other things, your acknowledgement of employee handbooks, and your entry into the Company’s Assignment of Inventions, Non-Disclosure, Non-Solicitation, and Non-Competition Agreement.

You will be an at-will employee and as such you will be free to resign your employment with the Company at any time upon reasonable notice and the Company may terminate your employment at any time as well.

Please let us know of your decision to accept the promotion, contingent upon the effectiveness of the Start Date and the other terms and conditions set forth herein and in the documents and policies referenced herein, by signing a copy of this offer letter and returning it to us by February 26, 2025.

Sincerely,

By:

DEFINITIVE HEALTHCARE, LLC

DEFINITIVE HEALTHCARE CORP.

/s/ Kevin Coop

Kevin Coop

Title: Chief Executive Officer

Date: February 24, 2025

I accept this offer of employment and agree to be bound by the terms set forth herein understanding that my employment will be on an “at will” basis with nothing in this letter or elsewhere being intended as a promise of employment for any specific term:

By:	/s/ Casey Heller

Print:	Casey Heller

Date:	February 24, 2025